Exhibit 99.1

Investor contacts:

Todd Friedman / Stacie Bosinoff

The Blueshirt Group for CallWave

415-217-7722

todd@blueshirtgroup.com

CallWave Announces Financial Results for Third Quarter of Fiscal 2006

Santa Barbara, Calif., May 4, 2006 — CallWave, Inc. (Nasdaq: CALL), a leading provider of on-demand communications services to service providers and consumers, today reported financial results for the third quarter ended March 31, 2006.

For the third quarter of fiscal 2006, CallWave reported total revenue of $8.8 million, pretax loss of $0.3 million, and a net loss of $0.4 million, or ($0.02) per diluted share. In the third quarter of fiscal 2005, the company reported revenue of $11.2 million, pretax income of $1.9 million, and net income of $2.3 million, or $0.11 per diluted share.

CallWave closed the quarter with $62 million in cash, cash equivalents and marketable securities. At March 31, 2006, CallWave had 763,000 total subscribers,.

David Hofstatter, President and CEO of CallWave, commented, “CallWave is actively developing partnerships with carriers to deliver the only On Demand services to speed the deployment of converged services at significantly reduced capital cost. We were pleased in the third quarter to add a second carrier partner under contract and expand our potential access lines from 700,000 to 2.9 million. In order to establish CallWave at the forefront of this emerging market, we plan to continue investing aggressively in product development and new partnerships. While this strategy will result in net losses, our strong balance sheet provides the foundation to make these important strategic investments which we believe will reward our company and our shareholders over the long term.”

Conference Call Details

The CallWave Third Quarter 2006 teleconference and Webcast is scheduled to begin at 5:00 p.m. Eastern Time, on Thursday, May 4, 2006. To access the live Webcast, please visit the investor relations section of the Company’s website http://www.callwave.com at least 30 minutes prior to the scheduled time to download any necessary audio or plug-in software. An audio replay of the call will also be available to investors beginning at 7:00 p.m. ET on May 4, 2006, through May 18, 2006, by dialing (800) 405-2236 or (303) 590-3000 and entering the passcode 11059842#.

About CallWave

CallWave (Nasdaq:CALL) is an on-demand communications services company, helping service providers reduce customer churn and drive revenues by enabling new landline, Internet and mobile convergence applications. Founded in 1998, CallWave is headquartered in Santa Barbara, Calif. For further information, please visit www.callwave.com.

Safe Harbor Statement

Except for the historical statements contained herein, the foregoing release contains forward-looking statements, including statements regarding, among other matters, our future financial performance. These forward-looking statements are subject to risks and uncertainties, and actual results could differ materially due to several factors, including but not limited to the ability to forecast consumer behavior and recognize or respond to emerging trends, changing preferences or competitive factors, the market acceptance of our new products and product enhancements, claims regarding alleged infringement of third parties’ intellectual property rights, the ability to maintain or expand our customer and partner relationships and other risks and uncertainties. Please consult the various reports and documents filed by CallWave with the U.S. Securities and Exchange Commission, including but not limited to CallWave’s annual report on Form 10-K for the fiscal year ended June 30, 2005, for factors potentially affecting the Company’s future financial results. All forward-looking statements are made as of the date hereof and CallWave disclaims any responsibility to update or revise any forward-looking statement provided in this news release. The results for the second quarter of fiscal 2006 are not necessarily indicative of CallWave’s operating results for any future periods.

CallWave is a registered trademark of CallWave, Inc. All other trademarks are the property of their respective holders.

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TABLES TO FOLLOW

CALLWAVE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value)

	As of March 31, 2006	As of June 30, 2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$20,600	$16,828
Marketable securities	41,702	39,996
Restricted cash	—	335
Accounts receivable; net of allowance for doubtful accounts of $315 and $370	3,819	5,676
Inventory	—	454
Prepaid income tax	179	113
Other current assets	507	476
Total current assets	66,807	63,878
Property and equipment, net	1,772	2,024
Intangible assets-net	546	0

Deferred tax asset	—	2,929
Other assets	66	414

Total assets	$69,191	$69,245

Liabilities And Stockholders’ Equity
Current liabilities:
Accounts payable	$839	$801
Accrued payroll	825	1,014
Deferred revenue	287	1,587
Other current liabilities	1,924	1,447

Total current liabilities	$3,875	$4,849
Commitments and contingencies
Stockholders’ equity:
Common stock, $0 par value; 100,000 and 50,000 shares authorized at March 31, 2006 and June 30, 2005, respectively; 20,678 and 19,799 shares issued and outstanding at March 31, 2006 and June 30, 2005, respectively	71,656	70,296
Deferred compensation	—	(545)
Accumulated comprehensive loss	(103)	(24)
Accumulated deficit	(6,237)	(5,331)

Total stockholders’ equity	65,316	64,396

Total liabilities and stockholders’ equity	$69,191	$69,245

CALLWAVE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended March 31		For the Nine Months Ended March 31,
	2006	2005	2006	2005
Revenues	$8,801	$11,194	$28,910	$33,908
Cost of sales	3,125	3,017	10,275	9,160
Gross profit	5,676	8,177	18,635	24,748
Operating expenses:
Sales and marketing	2,270	2,748	6,406	7,722
Research and development	1,371	1,778	3,865	5,054
General and administrative	2,959	2,070	7,683	5,151
Impairment of long-lived assets	—	—	243	—

Total operating expenses	6,600	6,596	18,197	17,927

Operating income	(924)	1,581	438	6,821
Interest income (expense), net	659	344	1,741	661

Income before income taxes	(265)	1,925	2,179	7,482
Income tax expense (benefit)	156	(347)	3,085	(2,056)

Net income (loss)	$(421)	$2,272	$(906)	$9,538

Net income (loss) per share:
Basic	$(0.02)	$0.12	$(0.04)	$0.63
Diluted	$(0.02)	$0.11	$(0.04)	$0.48
Weighted average common shares outstanding
Basic	20,746	19,377	20,578	15,033
Diluted	21,406	21,331	21,287	20,026